Exhibit 99.1

Guerrilla RF Reports Record Revenue for Fourth Quarter and Full Year

2023

Fourth Quarter Revenue Rose 95.8% Year-over-Year;

FY23 Revenue Grew 30.0% Compared to FY22

GREENSBORO, NC — January 16, 2024 — Guerrilla RF, Inc. (OTCQX: GUER), a leading provider of state-of-the-art radio frequency and microwave semiconductors, today announced record revenue for the fourth quarter and full year 2023. Fourth quarter 2023 revenue increased 95.8% over the same period in 2022, coming in at $4.7 million compared to $2.4 for the year ago quarter. Annual revenue for 2023 grew 30.2% to $15.1 million, compared to $11.6 million for FY22 as increased orders from Automotive and satellite communications (SATCOM) markets drove growth.

Fourth Quarter and Full Year 2023 Financial Results

●	Fourth quarter shipments 99.8% higher than same period in 2022, representing highest quarterly deliveries in Company’s history.

●	The Company reported $15.1 million in revenue for FY23 hitting the upper end of management’s full year 2023 guidance of between $14.7 and $15.2 million.

●	Contribution margin of 70.5% for the FY23, compared to 71.5% for FY22, indicating price stability as revenues grow.

●	Gross profit margin for Q4 2023 was 56.8% of revenues, 100bps over Q3 2023.

●	Fourth quarter operating expense decreased $0.8 million or 14.4% from Q3 2023, reflecting the continued impact of previously announced expense management efforts.

●	Operating loss for fiscal fourth quarter 2023 was $2.1 million, a decrease of $1.6 million, or 43.2%, as compared to an operating loss of $3.7million for the third quarter of 2023.

●	R&D expenses decreased $0.5 million to $2.3 million from the prior quarter, reflecting the continued impact of previously announced expense management efforts.

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New product revenue reached 22.1% of our product revenue in 2023 compared to less than 1.0% in 2022, reflecting positive results of previous R&D investments. New product revenue is for products in production less than three years.

●	Fourth quarter bookings exceeded $5.1 million, matching previous Company record in Q1 2023.

●	Distribution channel inventory days reached lowest level in two years at 50.0 days as of December 31, 2023, leading management to believe the inventory overhang is behind the Company.

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Backlog (a non-GAAP measure) remained steady quarter-over-quarter, ending 2023 at $6.0 million; $1.5 million higher compared to $4.5 million at the end of 2022. Subsequent to year end, backlog reached an all-time high for the Company at$7.9 million on January 12, 2024 due to new orders.

Corporate Highlights:

●	Management expects full year 2024 revenue to be between $21.0 and $26.0 million.

●	Preliminary agreement with its primary lender to extend loan maturity into 2025, contingent upon the Company achieving certain milestones in the current quarter.

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Continued focus on expense reduction is expected to enable the Company to achieve operational cash flow breakeven target in 2024, i.e. excluding interest expense, and other non-operating and non-recurring expenses.

●	Announced initial production Purchase order (PO) for point-to-multipoint wireless infrastructure design win.

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Announced first production PO and shipment to the SATCOM market with a PO from a tier 1 SATCOM company. The Company expects 2024 SATCOM revenues to exceed $1.0 million and the total market opportunity to exceed $560 million.

●	Guerrilla RF shipped over 36 million units in 2023.

About Guerrilla RF, Inc.

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance, state-of-the-art radio frequency (RF) and microwave semiconductors for wireless OEMs in multiple high-growth market segments, including network infrastructure for 5G/4G macro and small cell base stations, SATCOM, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 100+ high-performance RF and microwave semiconductor devices with 50+ new products in development. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. The Company has shipped over 175 million devices and has repeatedly been included in Inc. Magazine’s annual "Inc. 5000" list. Guerrilla RF recently made the top "Inc. 500" list for the second year in a row. For more information, please visit https://guerrilla-rf.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the Company’s filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact

   Sam Funchess, VP of Corporate Development

   ir@guerrilla-rf.com

   +1 336 510 7840